EXHIBIT 99

News From:	For Immediate Release

Kaydon Corporation	Global Engineered Solutions

Contact:	Brian P. Campbell	READ IT ON THE WEB
	President and Chief Executive Officer	http://www.kaydon.com
(734) 747-7025 ext. 129
KAYDON CORPORATION REPORTS 48.6 PERCENT GROWTH IN DILUTED EARNINGS PER SHARE FOR 2006 SECOND QUARTER; OPERATING MARGINS OF 25.5 PERCENT IMPROVED 630 BASIS POINTS IN THE QUARTER; NEW ORDERS BOOKED DURING THE SECOND QUARTER EQUALED A RECORD $119.6 MILLION
Ann Arbor, Michigan – July 28, 2006
     Kaydon Corporation (NYSE:KDN) today announced its financial results for the second quarter ended July 1, 2006. Sales of continuing operations increased 8.7 percent to $102.7 million. Operating income from continuing operations of $26.2 million equaled 25.5 percent of sales. After tax income from continuing operations increased 57.0 percent, and diluted earnings per share of $.55 were up 48.6 percent, compared with the second quarter of last year. Order entry during the quarter, and quarter-end backlog both set new record highs.
Highlights – Continuing Operations – Second Quarter 2006
•	The Company achieved second quarter sales of $102.7 million, versus $94.5 million during last year’s second quarter.

•	Operating income was $26.2 million, equal to 25.5 percent of sales, an increase of 44.5 percent compared to $18.1 million, or 19.2 percent of sales, last year.

•	After tax income equaled $17.7 million, or 17.2 percent of sales, compared to $11.3 million, or 11.9 percent of sales, last year.

•	Diluted earnings per share increased 48.6 percent to $.55, versus $.37 last year.

•	Order entry during the quarter equaled a record $119.6 million, resulting in a record quarter-end backlog of $161.5 million versus $125.6 million last year.

•	EBITDA was $30.6 million, equal to 29.8 percent of sales, and covered interest expense by 12.8 times. EBITDA for the last twelve months ended July 1, 2006 totaled $103.8 million.

•	Cash and cash equivalents equaled $343.3 million at the end of the second quarter.

•	The Company embarked on a major expansion program to serve the rapidly-growing wind energy market.
     Brian P. Campbell, President and Chief Executive Officer commented, “The excellent financial results and positive order trends we experienced during the second quarter reflect not only continued strong demand from many key markets we serve, but also the success of our efforts to drive growth through new product development, our continued success in providing performance critical products to meet demanding customer needs, and our operational excellence initiatives.”
     In commenting further, Mr. Campbell said, “Kaydon’s strong engineering and lean manufacturing capabilities, our proprietary product positions, and our excellent financial resources will provide us with further opportunities to enhance both internal and external growth. Based upon our excellent first-half results and our current order backlog and incoming order flow, we are looking forward to another successful year of increased operating performance in 2006.”
Additional Data on Second Quarter 2006 Results
     Sales of continuing operations during the second quarter of 2006 equaled $102.7 million, an 8.7 percent increase compared to $94.5 million during the second quarter of 2005. Increased sales across many of the Company’s product lines, including specialty bearings, sealing products, air and liquid filtration products, and specialty metal alloys were only partially offset by decreases totaling $3.0 million primarily related to metal forming equipment, and to a lesser extent linear deceleration products and specialty ball products.
     Gross profit from continuing operations equaled $43.6 million or 42.5 percent of sales for the second quarter of 2006 as compared to $36.1 million or 38.2 percent of sales for the second quarter of 2005. Second quarter 2006 gross profit was positively affected by higher sales volume, and by selling price increases and operating efficiency initiatives implemented in the second half of last year.
     Selling, general, and administrative expenses of continuing operations, equaled $17.4 million or 17.0 percent of sales during the second quarter of 2006 as compared to $18.0 million or 19.1 percent of sales during the second quarter of 2005.
     Operating income from continuing operations increased 44.5 percent, to $26.2 million, in the second quarter of 2006, equal to 25.5 percent of sales, compared to $18.1 million, or 19.2 percent of sales, in the second quarter of 2005.

     Interest income increased to $3.9 million during the second quarter of 2006, compared with $1.7 million during the second quarter of 2005.
     Income from continuing operations for the second quarter of 2006 was $17.7 million or $.55 per share on a diluted basis, based on 34.8 million common shares outstanding. During the second quarter of 2005 Kaydon generated income from continuing operations of $11.3 million or $.37 per share on a diluted basis, based on 34.7 million common shares outstanding.
     Income from discontinued operations for the second quarter 2005 equaled $1.1 million. Diluted earnings per share from discontinued operations for the second quarter 2005 were $.03, based on 34.7 million common shares outstanding.
     Reflecting continued strength in the manufacturing economy, and large orders related to the wind energy market, order entry during the second quarter of 2006 equaled a record $119.6 million. Backlog equaled a record $161.5 million at the end of the second quarter 2006, a 28.6 percent increase compared to a backlog of continuing operations of $125.6 million at the end of the second quarter 2005.
     As a result of increased demand for specialty bearings utilized by the wind energy industry, the Company has embarked on a major expansion program to increase its capacity to serve this rapidly-growing market. The Company intends to maintain its leadership position in the supply of specialty bearings utilized in this important end-market by investing approximately $30.0 million during the next 18 months to expand capacity at two of its specialty bearings manufacturing facilities. The Company currently believes that its sales to the wind energy industry will provide substantial sales growth opportunities going forward.
     Net cash flow from operating activities during the second quarter 2006 improved to $22.8 million, or 22.3 percent of sales, compared to second quarter 2005 cash flow from operations of $12.6 million, or 13.3 percent of sales, primarily as a result of increased net income. During the second quarter 2006, the Company paid common stock dividends of $3.4 million, repurchased a total of 30,000 shares of Company common stock for $1.1 million, and invested $3.5 million in net capital expenditures. The Company’s cash and cash equivalents equaled $343.3 million at July 1, 2006.
     Free cash flow, defined as net cash flow from operating activities less capital expenditures, equaled $19.4 million, or 18.9 percent of sales, during the second quarter 2006, as compared to $9.7 million, or 10.3 percent of sales, during the second quarter 2005. Free cash flow for the last twelve months ended July 1, 2006 totaled $46.0 million. Readers should refer to the attached Reconciliation of Non-GAAP Measures exhibit for the calculation of free cash flow and the reconciliation of free cash flow to the most comparable GAAP measure.
     Depreciation and amortization of continuing operations equaled $4.4 million during the second quarter of 2006, compared to $4.3 million during the comparable period last year.
     EBITDA from continuing operations, or earnings before interest, taxes, depreciation and amortization, equaled $30.6 million, or 29.8 percent of sales, during the second quarter 2006, as compared to $22.4 million, or 23.7 percent of sales, during the second quarter 2005, and covered second quarter interest expense by 12.8 times. Readers should refer to the attached Reconciliation of Non-GAAP Measures exhibit for the calculation of EBITDA and the reconciliation of EBITDA to the most comparable GAAP measure.
     Sales from continuing operations during the first half of 2006 increased $25.1 million, or 14.0 percent, to $204.2 million, compared with the first half of 2005. First half operating income increased $16.6 million, or 49.9 percent, to $49.8 million. Aided by higher interest income, first half after tax income from continuing operations and diluted earnings per share were up 67.5 percent and 57.4 percent, respectively, compared with the first half of 2005.
Segment Discussion
     During the second quarter of 2006, sales of the Friction and Motion Control Products segment increased $9.7 million or 19.1 percent, to $60.6 million, when compared with second quarter 2005. Operating income increased 40.3 percent, to $17.8 million. This segment was positively affected by increased demand for specialty bearings utilized in military, machinery, medical and heavy equipment markets, including the wind energy market. Second quarter 2006 operating income was favorably impacted by increased selling prices and improved operating efficiencies related to military and industrial programs.
     Second quarter 2006 sales of the Velocity Control Products segment, of $14.3 million, were essentially unchanged from the $14.4 million achieved in the second quarter of 2005. Operating income of $3.3 million decreased slightly compared to the $3.7 million generated in the second quarter of 2005 due primarily to biennial advertising expenses and certain one-time employee-related costs.
     Sales of the Sealing Products segment increased slightly, to $10.8 million, compared with last year’s second quarter sales of $10.4 million. Operating income equaled $1.7 million during both periods.
     Sales of the Company’s remaining businesses equaled $16.9 million during the second quarter of 2006, a decrease from second quarter 2005 of $1.7 million, as a $2.7 million decrease in sales of metal forming equipment was only partially offset by increased sales of air and liquid filtration products, metal alloys and machine tool components. Due to lower segment sales volume and to certain duplicative costs experienced by our liquid filtration business which recently completed the consolidation of its operations to one location, operating income for these businesses declined to $1.5 million in the second quarter of 2006, compared to $1.9 million during the second quarter of 2005.
     As previously disclosed, in July 2005, Kaydon Corporation sold its Power and Data Transmission Products Group. The financial results of the Group are reported as discontinued operations, and the Group has been eliminated as a reportable segment.

About Kaydon
     Kaydon Corporation is a leading designer and manufacturer of custom-engineered, performance-critical products, supplying a broad and diverse group of industrial, aerospace, medical and electronic equipment, and aftermarket customers.
# # #
     Conference call information: At 10:30 a.m. Eastern time today, Kaydon will host a second quarter 2006 earnings conference call. The conference call can be accessed telephonically in a listen-only mode by dialing 1-800-946-0774 and providing the following passcode number: 800500. Participants are asked to dial in 10 minutes prior to the scheduled start time of the call.
     Alternatively, interested parties are invited to listen to the conference call on the Internet at: https://cis.premconf.com/sc/scw.dll/usr?cid=vlllrzlsmrsvmsdnw or by logging on to the Kaydon Corporation website at: http://www.kaydon.com and accessing the conference call at the “2Q 2006 Earnings Conference Call” icon.
     To accommodate those that are unable to listen at the scheduled start time, a replay of the conference call will be available telephonically beginning at 1:30 p.m. Eastern time today through Friday, August 4, 2006 at 5:00 p.m. Eastern time. The replay is accessible by dialing 1-888-203-1112 and providing the following passcode number: 1637347.
     Additionally, interested parties can access an archive of the conference call on the Kaydon Corporation website at http://www.kaydon.com.
# # #
     This press release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 regarding the Company’s plans, expectations, estimates and beliefs. Forward-looking statements are typically identified by words such as “believes,” “anticipates,” “estimates,” “expects,” “intends,” “will,” “may,” “potential,” “projects,” “approximately,” “looking forward to” and other similar expressions, including statements regarding pending litigation, general economic conditions, competitive dynamics and the adequacy of capital resources. These forward-looking statements may include, among other things, projections of the Company’s financial performance, anticipated growth, characterization of and the Company’s ability to control contingent liabilities, and anticipated trends in the Company’s businesses. These statements are only predictions, based on the Company’s current expectation about future events. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, it does not guarantee future results, performance or achievements or that predictions or current expectations will be accurate. These forward-looking statements involve risks and uncertainties that could cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements.
     In addition, the Company or persons acting on its behalf may from time to time publish or communicate other items that could also be construed to be forward-looking statements. Statements of this sort are or will be based on the Company’s estimates, assumptions, and projections and are subject to risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. Kaydon does not undertake any responsibility to update its forward-looking statements or risk factors to reflect future events or circumstances.
     Certain non-GAAP performance measures are presented in this press release. These measures should be viewed as supplemental data, rather than as substitutes or alternatives to the most comparable GAAP performance measures.

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME

	Second Quarter Ended		First Half Ended
	July 1,	July 2,	July 1,	July 2,
	2006	2005	2006	2005
Net sales	$102,664,000	$94,473,000	$204,169,000	$179,035,000
Cost of sales	59,067,000	58,352,000	119,029,000	109,519,000

Gross profit	43,597,000	36,121,000	85,140,000	69,516,000
Selling, general, and administrative expenses	17,430,000	18,017,000	35,345,000	36,290,000

Operating income from continuing operations	26,167,000	18,104,000	49,795,000	33,226,000
Interest income	3,927,000	1,733,000	7,323,000	3,260,000
Interest expense	(2,388,000)	(2,396,000)	(4,799,000)	(4,814,000)

Income from continuing operations before income taxes	27,706,000	17,441,000	52,319,000	31,672,000
Provision for income taxes	10,002,000	6,168,000	18,026,000	11,195,000

Income from continuing operations	17,704,000	11,273,000	34,293,000	20,477,000
Income from discontinued operations before income taxes	—	1,722,000	—	2,737,000
Provision for income taxes	—	577,000	—	917,000

Income from discontinued operations	—	1,145,000	—	1,820,000

Net income	$17,704,000	$12,418,000	$34,293,000	$22,297,000

Weighted average common shares outstanding
Basic	27,836,000	27,778,000	27,840,000	27,832,000
Diluted	34,773,000	34,696,000	34,779,000	34,757,000

Earnings per share — continuing operations
Basic	$0.64	$0.41	$1.23	$0.74

Diluted	$0.55	$0.37	$1.07	$0.68

Earnings per share — discontinued operations
Basic	—	$0.04	—	$0.06

Diluted	—	$0.03	—	$0.05

Earnings per share
Basic	$0.64	$0.45	$1.23	$0.80

Diluted	$0.55	$0.40	$1.07	$0.73

Dividends declared per share	$0.12	$0.12	$0.24	$0.24

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION

	July 1,	December 31,
	2006	2005
Assets:
Cash and cash equivalents	$343,338,000	$320,804,000
Accounts receivable, net	57,919,000	50,869,000
Inventories, net	54,115,000	51,783,000
Other current assets	12,186,000	14,671,000

Total current assets	467,558,000	438,127,000

Plant and equipment, net	81,899,000	79,603,000

Goodwill, net	118,243,000	117,168,000
Other intangible assets, net	22,777,000	24,288,000
Other assets	8,803,000	11,401,000

Total assets	$699,280,000	$670,587,000

Liabilities and Shareholders’ Equity:

Accounts payable	$17,166,000	$18,192,000
Accrued expenses	26,567,000	26,552,000

Total current liabilities	43,733,000	44,744,000

Long-term debt	200,000,000	200,000,000
Long-term liabilities	65,938,000	66,167,000

Total long-term liabilities	265,938,000	266,167,000

Shareholders’ equity	389,609,000	359,676,000

Total liabilities and shareholders’ equity	$699,280,000	$670,587,000

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

	Second Quarter Ended		First Half Ended
	July 1,	July 2,	July 1,	July 2,
	2006	2005	2006	2005
Cash flows from operating activities:
Net income	$17,704,000	$12,418,000	$34,293,000	$22,297,000
Adjustments to reconcile net income to net cash from operating activities:
Income from discontinued operations, net of tax	—	(1,145,000)	—	(1,820,000)
Depreciation	2,827,000	2,716,000	5,693,000	5,407,000
Amortization of intangible assets	769,000	920,000	1,538,000	1,522,000
Amortization of stock awards	806,000	658,000	1,593,000	1,316,000
Stock option compensation expense	80,000	—	216,000	—
Excess tax benefit from stock-based compensation	(85,000)	—	(547,000)	—
Deferred financing fees	387,000	393,000	774,000	786,000
Net change in receivables, inventories and trade payables	3,600,000	474,000	(9,674,000)	(11,127,000)
Net change in other assets and liabilities	(3,242,000)	(3,847,000)	4,012,000	(231,000)

Net cash from operating activities	22,846,000	12,587,000	37,898,000	18,150,000

Cash flows from investing activities:
Additions to property, plant and equipment, net	(3,474,000)	(2,872,000)	(7,580,000)	(5,215,000)
Acquisitions of businesses, net of cash acquired	—	(4,000)	—	(42,668,000)

Net cash used in investing activities	(3,474,000)	(2,876,000)	(7,580,000)	(47,883,000)

Cash flows from financing activities:
Cash dividends paid	(3,384,000)	(3,386,000)	(6,762,000)	(6,770,000)
Payments on debt	(16,000)	(15,000)	(32,000)	(30,000)
Excess tax benefit from stock-based compensation	85,000	—	547,000	—
Proceeds from exercise of stock options	201,000	—	1,003,000	494,000
Purchase of treasury stock	(1,077,000)	(2,502,000)	(3,404,000)	(6,102,000)

Net cash used in financing activities	(4,191,000)	(5,903,000)	(8,648,000)	(12,408,000)

Effect of exchange rate changes on cash and cash equivalents	575,000	227,000	864,000	560,000
Cash from discontinued operations	—	1,676,000	—	3,190,000

Net increase (decrease) in cash and cash equivalents	15,756,000	5,711,000	22,534,000	(38,391,000)

Cash and cash equivalents — Beginning of period	327,582,000	234,484,000	320,804,000	278,586,000

Cash and cash equivalents — End of period	$343,338,000	$240,195,000	$343,338,000	$240,195,000

Reportable Segment Information
(Amounts in thousands)

	Second Quarter Ended		First Half Ended
	July 1, 2006	July 2, 2005	July 1, 2006	July 2, 2005
Net sales

Friction and Motion Control Products
External customers	$60,615	$50,687	$117,677	$95,357
Intersegment — continuing operations	32	36	63	62
Intersegment — discontinued operations	—	194	—	298

	60,647	50,917	117,740	95,717

Velocity Control Products
External customers	14,278	14,434	28,796	29,172
Intersegment — continuing operations	—	(1)	—	(1)

	14,278	14,433	28,796	29,171

Sealing Products
External customers	10,808	10,471	21,643	19,161
Intersegment — continuing operations	(18)	(28)	(41)	(47)

	10,790	10,443	21,602	19,114

Other
External customers	16,963	18,687	36,053	35,047
Intersegment — continuing operations	(14)	(7)	(22)	(14)

	16,949	18,680	36,031	35,033

Total consolidated net sales	$102,664	$94,473	$204,169	$179,035

	Second Quarter Ended		First Half Ended
	July 1, 2006	July 2, 2005	July 1, 2006	July 2, 2005
Operating income

Friction and Motion Control Products	$17,785	$12,675	$33,704	$23,284
Velocity Control Products	3,291	3,734	6,983	7,175
Sealing Products	1,735	1,724	2,735	2,915
Other	1,539	1,897	3,458	2,935

Total segment operating income	24,350	20,030	46,880	36,309
State income tax provision included in segment operating income	800	289	1,511	784
Items not allocated to segment operating income	1,017	(2,215)	1,404	(3,867)
Interest income	3,927	1,733	7,323	3,260
Interest expense	(2,388)	(2,396)	(4,799)	(4,814)

Income from continuing operations before income taxes	$27,706	$17,441	$52,319	$31,672

Kaydon Corporation
Reconciliation of Non-GAAP Measures
(Amounts in Thousands)

Free cash flow (non-GAAP)
from continuing operations	Second Quarter Ended		First Half Ended		LTM
	July 1,	July 2,	July 1,	July 2,	July 1,
	2006	2005	2006	2005	2006
Net cash from operating activities (GAAP)	$22,846	$12,587	$37,898	$18,150	$60,972
Capital expenditures	(3,474)	(2,872)	(7,580)	(5,215)	(14,925)

Free cash flow (non-GAAP)	$19,372	$9,715	$30,318	$12,935	$46,047

Kaydon’s management believes free cash flow, a non-GAAP measure, is an important indicator of the Company’s ability to generate excess cash above levels required for capital investment to support future growth. However, it should be viewed as supplemental data, rather than as a substitute or alternative to the GAAP performance measure.

Earnings before interest, taxes, depreciation
and amortization- EBITDA (non-GAAP)
from continuing operations	Second Quarter Ended		First Half Ended		LTM
	July 1,	July 2,	July 1,	July 2,	July 1,
	2006	2005	2006	2005	2006
Income from continuing operations (GAAP)	$17,704	$11,273	$34,293	$20,477	$60,346
Net interest (income)/expense	(1,539)	663	(2,524)	1,554	(3,246)
Income tax expense	10,002	6,168	18,026	11,195	29,645
Depreciation and amortization	4,402	4,294	8,824	8,245	17,092

Earnings before interest, taxes, depreciation and amortization- EBITDA (non-GAAP)	$30,569	$22,398	$58,619	$41,471	$103,837

Kaydon’s management believes EBITDA, or earnings before interest, taxes, depreciation and amortization, a non-GAAP measure, is a gauge of financial strength from continuing operations before financing costs, investment income, taxes on income and non-cash charges. In addition, EBITDA is widely used by financial analysts and investors, and is utilized in measuring compliance with financial covenants in the Company’s credit agreement. Accordingly, EBITDA is a determinant of the Company’s capacity to incur additional senior capital to enhance future profit growth and cash flow growth. However, it should be viewed as supplemental data, rather than as a substitute or alternative to the GAAP performance measure.

Kaydon Corporation
RESTATED QUARTERLY DATA FOR CONTINUING OPERATIONS
(in thousands except per share figures)

					Earnings
		Net	Operating	Net	Per Share
Quarter		Sales	Income	Earnings	Basic	Diluted
	2005
First		$84,562	$15,122	$9,204	$0.33	$0.31
Second		94,473	18,104	11,273	0.41	0.37
Third		85,870	17,417	11,645	0.42	0.38
Fourth		89,653	19,533	14,408	0.52	0.46

Total 2005		$354,558	$70,176	$46,530	$1.67	$1.52

Kaydon Corporation
RESTATED QUARTERLY DATA FOR DISCONTINUED OPERATIONS
OF THE POWER AND DATA TRANSMISSION PRODUCTS GROUP
(unaudited) (in thousands except per share figures)

						Earnings
		Net	Operating	Net		Per Share
Quarter		Sales	Income	Earnings		Basic		Diluted
	2005
First		$9,920	$1,015	$675		$0.02		$0.02
Second		9,936	1,722	1,145		0.04		0.03
Third(1)		2,241	237	25,539	(2)	0.92	(2)	0.74	(2)
Fourth		—	—	—		—		—

Total 2005		$22,097	$2,974	$27,359	(2)	$0.98	(2)	$0.79	(2)

(1)	Through date of disposition, July 26, 2005.

(2)	Includes the gain on sale of $25.4 million after tax, or $0.91 basic earnings per share and $0.73 diluted earnings per share.